Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 15, 2007, accompanying the consolidated financial statements included in the Annual Report of Horizon Offshore, Inc. on Form 10-K for the year ended December 31, 2006, included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cal Dive International, Inc. on Forms S-8 (File Nos. 33-145099 and 33-139495).
/s/ GRANT THORNTON LLP
Houston, Texas
December 14, 2007